                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                       NINE MONTHS
                                                          ENDED          YEARS ENDED DECEMBER 31,
                                                      SEPTEMBER 30,   -------------------------------
                                                          1998        1997   1996   1995   1994  1993
                                                      -------------   ----   ----   ----   ----  ----
Net Income..........................................      $ 62        $ 82   $ 85   $ 94   $ 81  $111
Add:
  Interest expense..................................       103          98     72     42     88   227
  Amortization of capitalized debt expense..........         1           1      2      2      1     1
  Portion of rentals representative
   of interest factor...............................        --          --     --     --     --    --
  Income tax expense and other taxes on income......        34          40     45     53     55    75
  Cumulative effect of change in
   accounting principles............................        --          --     --     --     --     6
  Fixed charges of unconsolidated
   subsidiaries.....................................        --          --     --     --     --    --
  Extraordinary loss................................        --          --      3     --      4    --
                                                          ----        ----   ----   ----   ----  ----
    Earnings as defined.............................      $200        $221   $207   $191   $229  $414
                                                          ====        ====   ====   ====   ====  ====

Interest expense....................................      $103        $ 98   $ 72   $ 42   $ 88  $227
Amortization of capitalized debt
 expense............................................         1           1      2      2      1     1
Portion of rentals representative
 of interest factor.................................        --          --     --     --     --    --
Fixed charges of unconsolidated subsidiaries........        --          --     --     --     --    --
                                                          ----        ----   ----   ----   ----  ----
    Fixed charges as defined........................      $104        $ 99   $ 74   $ 44   $ 89  $228
                                                          ====        ====   ====   ====   ====  ====
Ratio of earnings to fixed charges..................      1.92x       2.23x  2.80x  4.34x  2.57x 1.82x
                                                          ====        ====   ====   ====   ====  ====
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